EXHIBIT 10.4

FHLBank San Francisco

2009 AUDIT EXECUTIVE INCENTIVE PLAN

PLAN PURPOSE

To optimize individual and Internal Audit Department performance in accomplishing Audit Committee-approved goals and objectives.

PLAN OBJECTIVES

To motivate the Bank’s Internal Audit Department senior executive to exceed individual and Internal Audit Department goals that support the overall internal audit plan. To attract and retain an outstanding executive by providing a competitive total compensation program, including an annual incentive award opportunity.

ELIGIBILITY

The participant is a Bank senior executive whose performance has a major impact on the Internal Audit Department’s success. The 2009 participant is the incumbent in the Internal Audit Department’s senior executive position:

Senior Vice President, Enterprise Risk Management & Director of Internal Audit

The participant must be employed by the Bank through December 31st to be eligible for an incentive award under the 2009 plan. A participant hired, promoted, or who has a leave of absence during the plan year is eligible to participate on a pro-rata basis. A participant hired or promoted on or after October 1st will not be eligible to participate during the current plan year.

INCENTIVE GOALS AND MEASURES

Incentive Goals

There are individual goals and Internal Audit Department goals, which are weighted. The individual goals support the Internal Audit Department goals and objectives and are assessed by the Audit Committee.

The Internal Audit Department senior executive goals for 2009 are:

1.	Complete the 2009 Internal Audit Plan.

2.	Enhance the Internal Audit Standards Manual.

An outline of the Internal Audit Department and individual goal weights and measures are attached as Exhibit A.

Incentive Goal Achievement Measures

The plan rewards levels of goal achievement, as follows:

Achievement Level	Measure Definition

200% of target	The most optimistic achievement level that far exceeds levels forecasted from expected business.
150% of target	An optimistic achievement level that exceeds levels forecasted from expected business.
Target (100%)	Performance that is expected under the Bank’s Plan.
Threshold (75% of target)	Minimum level of performance that must be achieved for awards to be paid.

The percentages above represent aggregated achievement levels, not percentages of base pay.

INCENTIVE AWARD POOL

The Board approves an incentive award pool for the Bank’s senior executives at the beginning of the annual plan period, which includes the Bank’s Internal Audit Department senior executive. Portions of this pool may be allocated by the Audit Committee to the plan participant at the end of the plan period based upon the overall goal achievement levels. The Audit Committee and the Board of Directors have full discretion to modify any and all incentive payments.

AWARD DETERMINATION

Awards will be based on success in achieving individual and Internal Audit Department goals. At yearend, accomplishments will be assessed, and a percentage of achievement will be determined for each goal. Any award determination will be at the discretion of the Audit Committee and Board of Directors.

Percentage of Achievement Scale	Achievement Levels
0% - 200%	200%	= Far Exceeds Target
	150%	= Exceeds Target
	100%	= Target
	75-99%	= Threshold

For each goal, the percentage of achievement will be multiplied by the applicable goal weights. Each weighted achievement will then be added to determine the total weighted achievement. The basis for award opportunity is total weighted achievement. Performance from 75-99% (threshold level) is below the target achievement level and, therefore, may result in an award less than one granted for achieving target. Performance below the threshold achievement level normally will not result in an incentive award. The Audit Committee and Board of Directors have full discretion to modify any and all incentive payments.

APPROVAL OF INCENTIVE AWARDS

All incentive awards must be approved by the Audit Committee and Board of Directors prior to payment. The Audit Committee and Board of Directors have the discretion to approve awards for achievement below 75% total weighted achievement. Award recommendations will be considered by the Audit Committee and Board of Directors at the January 2010 Board meeting, or as soon thereafter as reasonably practicable.

PLAN ADMINISTRATION AND IMPLEMENTATION

The Audit Committee is responsible for overseeing the administration and interpretation of the Plan.

Payments under this plan are subject to approval by the Audit Committee and Board of Directors. Any awards will be distributed as soon as administratively possible following the effective date of Audit Committee and Board approval. All compensation and incentive plans are subject to review and revision at the Bank’s discretion. Such plans are reviewed regularly to ensure they are competitive and equitable. Internal Audit Department Executive Officer compensation and benefit programs are subject to Federal Housing Finance Agency review and oversight, and payments made under such programs may be subject to the Agency’s approval under applicable laws and regulations in effect from time to time.

EXHIBIT A

2009 Audit Executive Incentive Plan

Goal Weights and Measures

Senior Vice President, Enterprise Risk Management & Director of Internal Audit Goal Weights
	Internal Audit Department Goal Weights	Goal Weight (includes individual goals)
Individual	N/A	10%
Internal Audit Plan	75%	67.5%
Internal Audit Standards Manual	25%	22.5%
TOTAL	100%	100%

Individual Goal (10%): Provide effective leadership and direction to the Bank’s Internal Audit Department.

Goal Measure: Qualitative assessment by the Audit Committee.

Internal Audit Plan Goal (67.5%): Complete the 2009 Internal Audit Plan.

Goal Measure: Qualitative assessment by the Audit Committee.

Internal Audit Standards Manual (22.5%): Enhance the existing Internal Audit Standards Manual to include the following:

•	Capture industry and internal audit professional “better practices”; and,
•	Document the current role of team members, the Internal Audit methodology, the internal audit planning and risk assessment process, and the internal audit project lifecycles.

Goal Measures:

Plan (Target): The current Internal Audit Standards Manual is 23 pages. This enhancement would expand on existing documented standards and include a variety of new areas. When complete the Standards Manual would include approximately 60 pages.

Specific areas to enhance are:

a.	Roles and responsibilities of Internal Audit team members
b.	Job descriptions, by level, related to responsibilities
c.	Standards in audit practices referencing governance standards per the Institute of Internal Auditors, Committee of Sponsoring Organizations and Corporate Operating Policies such as the Code of Ethics
d.	Summary description of the Internal Audit Methodology

Areas to add, but are not limited to, are the following:

a.	Specific guidance and considerations when executing Internal Audit Projects
i.	Assessing risks and controls
ii.	Completing Internal Audit Risk Assessment and Internal Audit Program
iii.	Internal audit techniques and better practices
iv.	Working paper techniques and review
b.	Process and activities related to managing a co-source relationship
c.	Quality Assurance Reviews

In addition, an organized roll-out/training session would be required to help ensure change management and an appropriate level of communication.

Above Plan (Exceeds): Include specific guidance and considerations when executing Internal Audit Projects regarding:

a.	Aligning and enhancing the Internal Audit process documentation to include the financial reporting controls and assertions consistent with the Sarbanes-Oxley documentation
b.	Assessing controls identified as key controls and the related assertions in the Sarbanes-Oxley documentation
c.	Including certain key Sarbanes-Oxley controls in the scope of audit testing
d.	Leveraging subject matter specialist to help identify risks and develop internal audit program

Stretch (Far Exceeds): Include specific guidance and considerations when executing Internal Audit Projects regarding:

a.	Design internal audit risk assessment template that addresses the range of enterprise risk management objectives